PURCHASE AND SALE AGREEMENT

     THIS AGREEMENT is made this 1st day of September, 1994, by and between BURGER KING CORPORATION, a Florida corporation ("BKC") and NATIONAL RESTAURANT ENTERPRISES, INC., a Delaware corporation ("BUYER").

     In consideration of the following mutual covenants and representations, the parties agree as follows:

     1. SUBJECT MATTER

     a. Assets

     BUYER agrees to purchase from BKC, and BKC agrees to sell, and deliver to BUYER, all furniture and equipment (the "Assets") located at the Burger King Restaurants identified below:

Store No. 106, the address of which is 18459 South Halsted Street, Glenwood, IL 60425
Store No. 128, the address of which is 4848 West 87th Street, Burbank,
IL 60459
Store No. 147, the address of which is 590 Roosevelt Road, Glen Ellyn,
IL 60137
Store No. 189, the address of which is 108 North Larkin Avenue, Joliet,
IL 60435
Store No. 207, the address of which is 2700 South Kedzie Avenue, Chicago,
IL 60623
Store No. 209, the address of which is 176 East Butterfield Road, Elmhurst,
IL 60126
Store No. 213, the address of which is 6701 West Roosevelt Road, Berwyn,
IL 60402
Store No. 240, the address of which is 803 River Oaks Drive, Calumet City,
IL 60409
Store No. 244, the address of which is 3728 South Archer Avenue, Chicago,
IL 60632
Store No. 267, the address of which is 7938 Calumet Avenue, Munster, IN 46321 Store No. 305, the address of which is 10170 West Grand Ave., Franklin Park, IL 60131
Store No. 381, the address of which is 10341 South Cicero Avenue, Oak Lawn,
IL 60453
Store No. 540, the address of which is 9236 Indianapolis Boulevard, Highland, IN 46322
Store No. 720, the address of which is 715 North Hobart Road, Hobart, IN 46342 Store No. 1047, the address of which is 807 Lincoln Way, Valparaiso, IN 46383 Store No. 1099, the address of which is 1 S. 722 Summit Ave., Oak Brook Ter., IL 60181
Store No. 1103, the address of which is 7140 West 159th Street, Orland Park, ILL 60462
Store No. 1116, the address of which is 415 Schmale Road, Carol Stream,
IL 60188
Store No. 1118, the address of which is 2607 West Lincoln Highway, Merrillville, IN 46410
Store No. 1143, the address of which is 7205 Archer Avenue, Summit, IL 60501 Store No. 1170, the address of which is 6930 South Route 83, Willowbrook,
IL 60514
Store No. 1176, the address of which is 18240 S. Kedzie Avenue, Hazelcrest,
IL 60429
Store No. 1216, the address of which is 3219 Chicago Road, S. Chicago Hghts, IL 60411
Store No. 1217, the address of which is 18156 S. Torrence Avenue, Lansing,
IL 60438
Store No. 1249, the address of which is 12701 S. Ashland Ave., Calumet Park, IL 60643


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Store No. 1254, the address of which is 200 W. 162nd Street, S. Holland,
IL 60473
Store No. 1334, the address of which is 500 S. State Street, Chicago, IL 60605 Store No. 1345, the address of which is 1201 E. Ridge Road, Griffith, IN 46319 Store No. 1355, the address of which is 1048 Sibley Boulevard, Dolton IL 60419 Store No. 1397, the address of which is 14340 S. Cicero Avenue, Midlothian,
IL 60445
Store No. 1413, the address of which is 7432 S. Kostner Avenue, Chicago,
IL 60629
Store No. 1470, the address of which is 400 East Cass, Joliet, IL  60432
Store No. 1500, the address of which is South Lake Mall, Merrillville, IN 46410 Store No. 1645, the address of which is 417 N. Bolingbrook Drive, Bolingbrook, IL 60440
Store No. 1660, the address of which is 5820 Calumet Avenue, Hammond, IN 46320 Store No. 1786, the address of which is 200 West Monroe, Chicago, IL 60606 Store No. 1819, the address of which is 2 East Chicago, Chicago, IL 60611
Store No. 1825, the address of which is 340 N. Independence, Romeoville,
IL 60441
Store No. 1866, the address of which is 113 West Roosevelt Road, Maywood,
IL 60153
Store No. 2016, the address of which is 500 South Racine, Chicago, IL 60607 Store No. 2120, the address of which is 24 South Michigan Ave., Chicago,
IL 60603
Store No. 2130, the address of which is 20 Surrybrook, Sauk Village, IL 60411 Store No. 2196, the address of which is Brickyard Mall, Chicago, IL 60635
Store No. 2672, the address of which is 340 S. Neltnor, W.Chicago, IL 60185 Store No. 2727, the address of which is 2595 Willow Creek Road, Portage,
IN 46368
Store No. 3021, the address of which is 6904 Kennedy Ave., Hammond, IN 46323 Store No. 3273, the address of which is 2921 Calumet Avenue, Valparaiso,
IN 46383
Store No. 3507, the address of which is 225 North Michigan, Avenue, Chicago,
IL 60601
Store No. 3695, the address of which is 621 West Chicago Avenue, E. Chicago,
IN  46312
Store No. 3821, the address of which is 105 West 61st Avenue, Merillville,
IN 46410
Store No. 4136, the address of which is 5520 West 159th Street, Oak Forest,
IL 60452
Store No. 4205, the address of which is 14601 S. LaGrange Road, Orland Park,
IL  60462
Store No. 4293, the address of which is 5100 W. Cermack Road, Cicero, IL 60650 Store No. 4462, the address of which is 1850 Southlake Mall, Merrillville,
IN  46410
Store No. 4584, the address of which is 2505 W. Jefferson Street, Joliet,
IL  60435
Store No. 4594, the address of which is 4420 West 211th Street, Matteson,
IL  60443
Store No. 4730, the address of which is 112 South State Street, Chicago,
IL  60603
Store No. 5157, the address of which is 194 West Joe Orr Rd., Chicago Heights, IL 60411
Store No. 5194, the address of which is 1616 North Larkin, Crest Hill,
IL  60435
Store No. 5330, the address of which is 28 E. Jackson Blvd., Chicago,
IL  60604
Store No. 5735, the address of which is 2110 West Galena Boulevard, Aurora,
IL 60506
Store No. 5983, the address of which is 16791 Torrence Avenue, Lansing,
IL 60438
Store No. 5984, the address of which is 2147 South Oak Park Avenue, Berwyn,
IL 60402
Store No. 5986, the address of which is 2501 West Cermack Road, Chicago,
IL 60608
Store No. 6185, the address of which is 7843 Indianapolis Boulevard, Hammond,
IN 46323
Store No. 7045, the address of which is 600 South Newport Road, Pontiac,
IL 61764
Store No. 7403, the address of which is Woodfield Mall-D312, Schaumburg,
IL 60173
Store No. 7545, the address of which is 7279 West 159th Street, Orland Hills,
IL 60477

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(Hereinafter the above listed restaurants shall be collectively referred to as the "Premises" or the "Restaurants").

The parties hereto acknowledge that the general intent of Exhibits "A-1" thru "A-68" is to transfer the type of assets listed therein and not owned by BKC under the Lease/Sublease Agreements (as hereinafter defined). Notwithstanding the foregoing, the lists of the Assets being sold hereunder are attached as Exhibits "A-1" thru "A-68"; however, BKC shall have no duty to furnish or replace items listed on Exhibits "A-1" thru "A-68" which are not at the Premises at Takeover (as hereinafter defined). The sale of the Assets will be made free and clear of all Claims (as hereinafter defined).

                  b.       Inventory

     Within twenty-four (24) hours of the date of Takeover, an inventory shall be taken by BKC (with the participation of the BUYER) of all useable and saleable food, paper, new uniforms, currently distributable promotional premiums, gift certificates and supply inventory at invoice price ("Inventory") located at the Premises. BUYER agrees to purchase the Inventory from BKC, and BKC agrees to sell the Inventory to BUYER, at the cost reflected on BKC's current purchase price lists. BUYER understands and agrees that the Inventory items are not included within the definition of Assets.

     On the closing date BUYER agrees to pay to BKC $6,000.00 per Restaurant or the sum of FOUR HUNDRED AND EIGHT THOUSAND AND NO/100 DOLLARS ($408,000.00), separately and not as part of the Purchase Price (as hereinafter defined), as partial payment for the Inventory. Following the taking of the Inventory as described above, BKC and BUYER agree to make adjustments to the Inventory purchase price for the difference between $6000.00 and the actual Inventory purchase price. In the event the Inventory purchase price is less than $6,000.00 per Restaurant, BKC shall, within thirty
(30) days following closing, reimburse BUYER for any overage in payment. In the event the Inventory purchase price is in excess of $6,000.00 per Restaurant, BUYER agrees to make payment to BKC within thirty (30) days of the Closing (as hereinafter defined) for any additional monies which may be due for the purchase of the Inventory.

                  c.       Store Bank

     Upon Takeover, BKC shall leave cash in the total amount of $69,000.00 at the Premises (the "Store Banks"). The amount for each Restaurant is as indicated below:

Restaurant #106        $   800.00            Restaurant #128          $1,000.00
Restaurant #147        $   800.00            Restaurant #189          $1,000.00
Restaurant #207        $ 1,000.00            Restaurant #209          $1,000.00



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


Restaurant #213        $  800.00             Restaurant #240          $  800.00
Restaurant #244        $1,200.00             Restaurant #267          $1,000.00
Restaurant #305        $1,000.00             Restaurant #381          $1,000.00
Restaurant #540        $1,000.00
Restaurant #720        $1,000.00             Restaurant #1047         $1,000.00
Restaurant #1099       $1,000.00             Restaurant #1103         $1,000.00
Restaurant #1116       $1,000.00             Restaurant #1118         $1,000.00
Restaurant #1143       $1,000.00             Restaurant #1170         $1,000.00
Restaurant #1176       $1,000.00             Restaurant #1216         $1,000.00
Restaurant #1217       $1,000.00             Restaurant #1249         $1,000.00
Restaurant #1254       $1,000.00             Restaurant #1334         $1,200.00
Restaurant #1345       $1,000.00             Restaurant #1355         $1,000.00
Restaurant #1397       $  800.00             Restaurant #1413         $1,000.00
Restaurant #1470       $1,000.00             Restaurant #1500         $1,000.00
Restaurant #1645       $1,000.00             Restaurant #1660         $1,000.00
Restaurant #1786       $1,500.00             Restaurant #1819         $1,200.00
Restaurant #1825       $1,000.00             Restaurant #1866         $1,000.00
Restaurant #2016       $1,000.00             Restaurant #2120         $1,500.00
Restaurant #2130       $1,000.00             Restaurant #2196         $  800.00
Restaurant #2672       $1,000.00             Restaurant #2727         $1,000.00
Restaurant #3021       $1,000.00             Restaurant #3273         $  800.00
Restaurant #3507       $1,200.00             Restaurant #3695         $1,000.00
Restaurant #3821       $1,000.00             Restaurant #4136         $1,000.00
Restaurant #4205       $1,000.00             Restaurant #4293         $1,000.00
Restaurant #4462       $1,000.00             Restaurant #4584         $1,000.00
Restaurant #4594       $1,000.00             Restaurant #4730         $1,800.00
Restaurant #5157       $1,000.00             Restaurant #5194         $1,000.00
Restaurant #5330       $1,200.00             Restaurant #5735         $1,000.00
Restaurant #5983       $1,000.00             Restaurant #5984         $1,000.00
Restaurant #5986       $  800.00             Restaurant #6185         $  800.00
Restaurant #7045       $1,000.00             Restaurant #7403         $1,000.00
Restaurant #7545       $1,000.00

BUYER agrees to buy the Store Banks from BKC and agrees to pay for the Store Banks separately-not as a part of the Purchase Price (as hereinafter defined)-at Closing (as hereinafter defined).

         2.       PURCHASE PRICE AND PAYMENT

                  The purchase price shall be FORTY-ONE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($41,500,000.00) (the "Purchase Price"). On the date of Closing (as hereinafter defined), BUYER shall pay to BKC FORTY-ONE MILLION

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




FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($41,500,000.00), plus or minus net pro-rations (as hereinafter provided) and the amount of any sales or transfer taxes to be collected under paragraph 14 hereof, and adjusted pursuant to a Side Letter dated the date hereof between BKC, BUYER, BUYER's parent company and the Managing Owners and Managing Director under the Franchise Agreements, attached hereto as Schedule 2 (the "Side Letter") by wire transfer or by a certified or bank cashier's check, payable to the order of BKC.

         3.       CLOSING

                  The closing hereunder ("Closing") shall take place on the 1st day of September, 1994, at the offices of Mayer, Brown & Platt, Chicago, Illinois at 10:00 A.M. The delivery of the Assets, Inventory and Store Banks, and the effective date of the Franchise Agreements and Lease/Sublease Agreements shall be as of the date of transfer of possession of the operation of the Premises (the "Takeover") which shall be at the close of business on September 1, 1994.

         4.       REPRESENTATIONS AND WARRANTIES OF BKC

                  a. BKC hereby represents and warrants that BKC is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has the corporate power to own its properties and to carry on its business as it is now being conducted.

                  b. BKC hereby represents and warrants that BKC has and will deliver good and marketable title to all of the Assets, subject to no liens, mortgages, restrictions, pledges, encumbrances or charges of any kind.

                  c. BKC hereby represents and warrants that the execution and delivery by BKC of this Agreement and each of the other instruments and agreements of BKC provided for herein, and the performance of their obligation hereunder or thereunder, have been duly and validly authorized by all necessary corporate action on the part of BKC and its parent company and this Agreement and any other instruments and agreements delivered or to be delivered in connection herewith are or will be the valid and binding obligations of BKC enforceable against it in accordance with their respective terms.

                  d. BKC hereby represents and warrants that the execution and delivery by BKC of this Agreement and each of the other instruments and agreements of BKC provided for herein and the performance by BKC of its obligations hereunder or thereunder will not, or with the giving of notice or the lapse of time or both, would not (i) result in a breach of, or give rise to termination of, or accelerate the performance required by an terms of any agreement to which BKC is a party, or constitute a default thereunder, or result in the creation of any lien, charge or encumbrance upon any of the

Assets of BKC nor (ii) violate any order, writ, injunction, decree or law.

                  e. BKC hereby represents and warrants that the financial information, including sales history and profit and loss statements, provided to BUYER for the period through July 31, 1994 are true and correct and accurately represent the activity of each restaurant for the time periods indicated on such financial information and were prepared in accordance with generally accepted accounting principles required in a standard Burger King Franchise Agreement.

                  f. BKC hereby represents and warrants that BKC currently receives utility services at the Premises and BKC is not aware of any reason why a utility company would not continue to supply those utilities to the Premises in the future. BKC further represents and warrants that BKC will pay when due all sales, excise and other taxes in respect of the Restaurants through the date of the Closing, except to the extent already reflected in the prorations at Closing.

                  g. BKC hereby represents and warrants that BKC has not received any written notice from an authorized governmental body stating that the Restaurants are in violation of the Americans With Disabilities Act.

                  h. BKC hereby represents and warrants that Schedule 4(h) contains an accurate list of the current employees at the Restaurants, showing current rate of cash compensation, date of birth and date of hire.

                  i. BKC represents and warrants, except as set forth on
Schedule 4(i) BKC does not maintain any "employee welfare benefit plan" or "employee pension benefit plan" (as those terms are respectively defined in Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA")), any deferred compensation, incentive or fringe benefit plan that is not subject to ERISA or any employment agreement. To the best of BKC's knowledge without an ultimate determination by the Internal Revenue Service, each Plan listed on Schedule 4(i) that is an employee pension benefit plan meets the requirements of Sections 401(a) and 501(a) of the Internal Revenue Code (the "Code") and each Plan listed on Schedule 4(i) that is a "group health plan" (as defined in Section 607(1) of ERISA or Section 4980B(g) (2) of the Code) has been operated in compliance with applicable law.

                  j. BKC hereby represents and warrants that if BKC wishes to offer employment to any salaried employee of BUYER within six months after the date of this Agreement, BKC shall first notify Buyer of its intention to employ such individual and the minimum salary to be paid to such individual.

                  k. BKC hereby represents and warrants that to BKC's knowledge, BKC has , owns, possesses or lawfully uses in the operations of the Restaurants all operating

                                       6





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permits and licenses (collectively the "Approvals") which materially effect
BKC's ability to operate the Restaurants and BKC, to its knowledge, has not received notice of a material default with respect to any Approval. BKC further represents and warrants that BKC is, to the best of its knowledge, in material compliance with all laws which materially effect BKC's ability to operate the Restaurants. For purposes of this Section 5(k) only, the standard for materiality shall be any amount over $500,000.00.

                  j. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, NEITHER BKC NOR ANY OF ITS AGENTS OR PERSONS ACTING ON ITS BEHALF MAKES ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE ASSETS OR OTHER PROPERTY THAT IS THE SUBJECT OF THIS AGREEMENT, AND BKC HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY NOT SET FORTH IN THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         5.       REPRESENTATIONS AND WARRANTIES OF BUYER

                  a. BUYER represents and warrants that the execution and delivery by BUYER of this Agreement and each of the other instruments and agreements of BUYER provided for herein, and the performance of their obligation hereunder or thereunder, have been duly and validly authorized by all necessary corporate action on the part of BUYER and its parent company and this Agreement and any other instruments and agreements delivered or to be delivered in connection herewith are or will be the valid and binding obligations of BUYER enforceable against it in accordance with their respective terms.

                  b. BUYER represents and warrants that the execution and delivery by BUYER of this Agreement and each of the other instruments and agreements of BUYER provided for herein and the performance by BUYER of its obligations hereunder or thereunder will not, or with the giving of notice or the lapse of time or both, would not (i) result in a breach of, or give rise to termination of, or accelerate the performance required by any terms of any agreement to which BUYER is a party, or constitute a default thereunder, or result in the creation of any lien, charge or encumbrance upon any of the Assets of BUYER nor (ii) violate any order, writ, injunction, decree or law. BUYER further represents and warrants that the consent or approval of a third party is not required in order that BUYER may enter into this Agreement. Except for Jerry Dunn and Dennis Hogerty, BUYER knows of no broker, finder, intermediary, or other person acting in a similar capacity who may have been involved in this transaction who would be entitled to a fee or commission upon its consummation. Any fee or commission to be paid to Jerry Dunn and Dennis Hogerty, or any other broker, finder or other intermediary of BUYER shall be the sole responsibility of BUYER.

                  c. BUYER represents and warrants that it is not insolvent and has

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




sufficient funds on hand at this time and sufficient borrowing capacity with responsible financial institutions to purchase the Assets, Inventory and other property that is the subject of this Agreement on the terms and conditions set forth in this Agreement.

                  d. If BUYER wishes to offer employment to any current salaried employee of BKC within six (6) months after the date of this Agreement, BUYER shall first notify BKC of its intention to employ such individual and the minimum salary to be paid to such individual.

                  e. BUYER represents and warrants that no consent, approval, authorization, declaration or filing, or the expiration of any waiting period under the Hart- Scott-Rodino Antitrust Improvements Act of 1976 is required to be made or obtained (i) in connection with the execution, delivery and performance by BUYER of this Agreement or (ii) as a condition to the legality, validity or enforceability of this Agreement. If, after the Closing, it is determined by the Federal Trade Commission (the "FTC") or the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") that a filing under the HSR Act was required prior to the Closing, BUYER shall indemnify and hold harmless BKC with respect to any liabilities for failure to file, including filing fees, late fees, fines, penalties and direct or consequential damages to BKC.

         6.       BKC'S OBLIGATIONS CONDITIONAL

                  The obligations of BKC herein are, at the option of BKC, subject to the following conditions:

                  a. All representations and warranties of BUYER contained in this Agreement shall be true and correct in all material respects on and as of the date of closing.

                  b. BUYER shall have performed and complied with the terms and conditions of this Agreement in all material respects prior to or at the closing.

         7.       BUYER'S OBLIGATIONS CONDITIONAL

                  The obligations of BUYER herein are, at the option of BUYER, subject to the following conditions:

                  a. All representations and warranties of BKC contained in this Agreement shall be true and correct in all material respects on and as of the date of Closing.

                  b. BKC shall have performed and complied with the terms and conditions of this Agreement in all material respects prior to or at the Closing.

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         8.       FRANCHISE AND LEASE AGREEMENTS

                  As a part of the consideration for the execution of this Agreement, BKC and BUYER shall enter into a BURGER KING(R) Restaurant Franchise Agreement and a Lease/Sublease Agreements for each of the Restaurants, pursuant to the terms and conditions of the BURGER KING(R) Restaurant Franchise Agreement substantially in the form attached hereto as Exhibit "B" and the Lease/Sublease Agreement substantially in the form attached hereto as Exhibit "C". The effective date of the Franchise Agreements and Lease/Sublease Agreements shall be as of the date of Takeover.

         9.       LEASED EQUIPMENT AND SOFTWARE

                  The "Assets" listed on Exhibits "A-1" through "A-68" include certain Assets which are leased by BKC (the "Leased Assets") and certain computer software programs (the "Software"). The parties shall execute a separate POS Purchase and License Agreement in the form attached hereto as Rider "A" and a separate Assignment in the form attached hereto as Rider "B". These two agreements shall govern the transfer and/or license of the Leased Assets and Software.

         10.      INSURANCE

                  At Closing, all insurance policies relating to the Assets and other property that is the subject of this Agreement held by or on behalf of BKC shall be terminated and no longer in force or effect, and BKC shall have no further liability in respect of maintenance or continuance of such policies as of the Closing.

         11.      ADVERTISING FUNDS

         The BUYER hereby acknowledges that no advertising funds earned or accrued as the result of the operation of the Premises by BKC prior to the date of Takeover shall accrue or inure to BUYER's benefit. The BUYER shall have the option of purchasing or returning point-of-purchase restaurant promotional materials ordered prior to the date of Takeover. The possession and use of such point-of-purchase materials by the BUYER shall be deemed to be a purchase. The BUYER shall then be required to pay for such promotional materials, at BKC's cost, upon the receipt of an invoice therefor from BKC. Freight costs for the return by BUYER to BKC of any point-of-purchase promotional materials not purchased by BUYER shall be paid by BKC, but only in the event that the return thereof by the BUYER is made within ten (10) days of the date the BUYER either receives, or takes possession of, such point-of-purchase materials.

         12.      PUBLIC UTILITY SERVICES

         The BUYER, on or before the date of Takeover, shall make all necessary arrangements for the institution of service by public utilities at the Premises, for BUYER's account only. The BUYER shall also obtain a final reading of any and all public utility service meters located at the Premises prior to Takeover. Any deposits for public utility services made at any time by BKC shall be returned to BKC forthwith.

         13.      EXECUTORY CONTRACTS

                  The BUYER, before the date of closing, agrees to examine all existing equipment and maintenance contracts, music contracts and all other executory contracts concerning the operation, use and occupancy of the Premises, including but not limited to that certain agreement entitled AT&T Commission Agreement dated February 13, 1991, by and between AT&T Communications, Inc., ("AT&T") and BKC, (the "AT&T Agreement") (collectively the "Executory Contracts") each of which shall be delivered to BUYER on or prior to Closing. If such Executory Contracts (or any of them) may be terminated, the BUYER shall have the option to either terminate them, or to assume the obligations of BKC thereunder. Those Executory Contracts which cannot be terminated are attached as Exhibits "D-1" through "D-68", and BKC's obligations thereunder in all respects shall hereby be assumed by the BUYER subject to the proration provisions of paragraph 15 hereof. BKC shall have no obligation to pay or reimburse to the BUYER any commissions or payments made by AT&T under the AT&T Agreement to BKC. BUYER must notify AT&T in writing, with copy of such notification to BKC, that the closing of the transaction contemplated by this Agreement has occurred and that the BUYER has assumed BKC's rights and obligations under the AT&T Agreement before BUYER is entitled to a commission, if any from AT&T.

         14.      TRANSFER COSTS

                  All sales, transfer or use taxes and/or other fees which may be imposed or assessed by taxing authorities pursuant to federal, state or local laws as the result of the transactions effected by this Agreement, except those taxes imposed upon the income of BKC, up to TWENTY FIVE THOUSAND AND NO/100 DOLLARS ($25,000.00), will be split equally between BKC and BUYER. Any excess above TWENTY FIVE THOUSAND AND NO/100 DOLLARS (($25,000.00) will be the financial responsibility of the BUYER. In addition to the Purchase Price, BUYER agrees to remit to BKC at Closing the funds necessary to pay in full any such tax and/or other fee, and BKC agrees to remit such funds following Closing to the appropriate state and local taxing authorities. If it is later determined by audit or otherwise that such funds collected from BUYER were not sufficient for full payment to the taxing authorities, then BUYER agrees to immediately reimburse BKC for any additional monies due.

         15.      ADJUSTMENTS

                  a. BUYER and BKC agree to adjust and pay their respective pro-rata share of, as of the date of Takeover, any or all taxes, sewer charges, water charges, public utility service charges, fuel charges, rentals, charges with respect to the Executory Contracts and other pro-ratable charges attributable to the operation of the Premises. Real estate (other than real property transfer or gains ) and personal property taxes which are due and payable during the tax year in which the Closing occurs shall be prorated as of the date of the Closing. Any adjustments which are not able to be settled at Closing shall be settled in good faith at a date subsequent to the Closing.

                  b. There shall also be an adjustment of up to $8,000.00 for costs incurred by BKC in assisting BUYER in completing the employment application process.

                  c. There shall also be an adjustment of up to $10,000.00 for any costs incurred by BKC in having to change the date of the Closing, pursuant to a request by BUYER, from the originally scheduled date of August 31, 1994 to September 1, 1994.

         16.      CAPITAL IMPROVEMENTS

                  BUYER hereby covenants and agrees to make certain capital improvements totalling Two Million Two Hundred and Fifty Thousand Dollars ($2,250,000.00) to the Premises ("Capital Improvements") as outlined on Exhibit "F" attached hereto and entitled "Capital Improvements". The terms and conditions of this Paragraph 16 shall survive the closing of the transaction contemplated by this Agreement. BKC hereby agrees for a one (1) year period commencing as of the date of the Takeover, BKC will not require BUYER to make material alterations to the Premises, other than the Capital Improvements, in order to comply with BKC's then current image requirements for Burger King Restaurants ("Current Image"). Notwithstanding the foregoing, BKC shall not require BUYER to make Capital Improvements or other significant investment in Store Nos. 1103, 1413, 1500, 2016, 2196 and 2120 for thirty six (36) months from Closing unless and until BKC is able to offer, and BUYER is willing to accept, a Successor Franchise Agreement for any of the aforementioned Stores. BUYER agrees that the foregoing shall not apply to any maintenance and repair requirements under the Leases.

         17.      OPINION OF COUNSEL

                  The BUYER shall provide, at the Closing, an opinion (the "Opinion") from Mayer Brown & Platt ("MBP") counsel to the BUYER dated the Closing Date, addressed to BKC stating that it is MBP's opinion that a) other than set forth in this Agreement or the Stockholders Agreement dated September 1, 1994 between BUYER's parent company, NRE Holdings, Inc. and the stockholders named therein, the BKC Guidelines for Approval of Franchisee Ownership Distribution Plans have been complied with in all respects, b) that to the best of MBP's knowledge, all registration requirements under federal and state securities laws (other than anti-fraud provisions) have been satisfied, and c) that no filing under the HSR Act is required pursuant to this transaction. Subject the receipt of the

Opinion by BKC at Closing, BUYER's Distribution Plan
Application is hereby approved.

         18.      EMPLOYEE RELATIONS

                  It is understood and agreed that all persons employed at the Burger King restaurants identified on Schedule 4(h) are, prior to Takeover, the employees of BKC. BKC agrees to be responsible for the payment to all such employees of all wages and benefits relating to their employment for periods before the date of Takeover. BKC shall pay these employees any earned but unpaid wages and vacation pay no later than the date of Takeover, and BKC shall process any other BKC benefits to which they may be entitled, including payment of medical plan claims incurred before such date and providing COBRA notice, in accordance with the terms of the Employee Benefit Plans. The BUYER shall not be required to hire any of BKC's former employees subsequent to Takeover. BKC, with the agreement of BUYER, and in accordance with applicable laws, may transfer its unemployment and workers' compensation experience relating to Restaurants to BUYER.

         19.      INDEMNIFICATION

         BUYER and BKC shall each indemnify and save the other harmless against and from all costs, expenses, liabilities, losses, damages, suits, actions, fines, penalties, and demands of every kind or nature, including reasonable counsel fees ("Claims"), by or on behalf of any person, party or governmental authority whatsoever arising out of the other's breach of a warranty contained herein, or failure to perform any of the agreements, terms, covenants, or conditions of this Agreement which it is obligated to perform. BKC shall indemnify BUYER against any loss incurred by BUYER related to any Claim arising from events occurring exclusively before the Takeover at any of the Premises or with respect to persons, employed, served or injured at any of the Premises exclusively before the Takeover. BUYER shall indemnify BKC against any loss incurred by BKC related to any Claim arising from events occurring exclusively after the Takeover at any of the Premises or with respect to persons, employed, served or injured at any of the Premises exclusively after the Takeover. To the extent that any Claim arises from events occurring both before and after the Takeover, BKC shall indemnify BUYER solely for that portion of the Claim reasonably attributable to events that took place exclusively before the Takeover. Notwithstanding anything to the contrary contained herein, the Assets are sold "AS IS, WHERE IS" and BKC shall have no obligation to indemnify BUYER for any Claim arising from the use or operation of Assets either before or after the Takeover. The obligation to indemnify as contained in this Section 19 shall survive the Closing and shall continue until March 31, 1996.

         20.      WAIVER OF BULK SALES COMPLIANCE

       The BUYER agrees to waive any formal requirements of the Bulk Sales Law of the state in which the Premises are located. BKC represents and warrants to the BUYER that the Assets are free and clear of all debts and encumbrances and that any trade bills or other obligations owed as a result of the operation of the Premises prior to the date of Takeover shall be paid by BKC in full as they fall due.

         21.      CONDITION OF ASSETS

                  The BUYER accepts the Assets, and the lands and buildings which are the subject of the Lease/Subleases referred to in Paragraph 8 of this Agreement, in an "AS IS" condition as of the date of Closing. BKC shall repair or replace any Assets damaged or removed between the Closing and the date of Takeover.

         22.      CLOSING DOCUMENTS

          a. At the Closing, the BUYER shall deliver or cause to be delivered to BKC the following:
          (i)  The payment referred to in Paragraph 2 hereof.

          (ii) The Franchise Agreements (Exhibit "B") as referred to in Paragraph 8 hereof, executed by BUYER.

          (iii) The Lease/Subleases (Exhibit "C") as referred to in Paragraph 8 hereof, executed by BUYER.

          (iv) Such other documents and instruments as may be reasonably required by, and in form and substance satisfactory to, counsel for BKC.

          (v)  The Opinion of Counsel described in Paragraph 17 hereof.

          (vi) The Side Letter creating post-Takeover obligations between BKC and BUYER.

          b.   At the Closing BKC shall deliver to BUYER the following:

               (i) A Bill of Sale in form and substance satisfactory to the BUYER so as to transfer title to the Assets to BUYER.

               (ii) All contracts which relate to any liability or obligation of BKC which is to be assumed by BUYER as set forth on Exhibit "D" and in accordance with Paragraph 13.

         23.      NOTICES

                  All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been property given if delivered personally or mailed first class, postage prepaid, registered or certified mail, return receipt requested, as follows:

                  If to BKC:        BURGER KING CORPORATION
                                    P.O. Box 020783
                                    Miami, Florida 33102-0783
                  Attention:        General Counsel

                  BUYER:            NATIONAL RESTAURANT ENTERPRISES, INC.
                                    c/o Jordan Enterprises, Inc.
                                    Arbor Lake Centre
                                    Suite 550
                                    1751 Lake Cook Road
                                    Deerfield, Illinois 60015

                  Either party hereto may change the address or addresses to which such communications should be directed by giving written notice to the other party of such change.

         24.      EXPENSES

                  BUYER and BKC shall each pay their own expenses in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by it.

         25.      CAPTION HEADINGS AND CONSTRUCTION OF AGREEMENT

                  The caption headings are used in this Agreement only as a matter of convenience and for reference and do not define, limit or describe the scope of this Agreement nor the intent of any provision. This Agreement shall be governed by and construed and enforced ion accordance with the laws of the State of Florida.

         26.      ENTIRE AGREEMENT: MODIFICATION

                  This Agreement sets forth the entire agreement and understanding of the parties in respect to the transactions contemplated by it and supersedes any and all prior agreements and understandings relating to the subject matter of this Agreement. No representations, promises, inducement or statement of intention have been made by BKC to BUYER which is not embodied in this Agreement or the written statements or other documents delivered in connection with it or in connection with the transactions contemplated by this Agreement. All the terms, covenants, representations, warranties and conditions of this Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by the successors and assigns of BKC. This Agreement and the rights and obligations under it shall not be assignable by the BUYER except to the extent allowed under that certain Intercreditor Agreement between BUYER, BKC, The First National Bank of Boston, Mezzanine Capital & Income Trust 2001 PLC and other shareholders of BUYER's parent, NRE Holdings, Inc. dated September 1, 1994. This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties or, in the case of a waiver, by the party waiving compliance.

         27.      NON-WAIVER: SURVIVAL

                  No waiver or waivers by any party of any provision of this Agreement whether by conduct or otherwise, shall be deemed to be a further or continuing waiver of that or any other provision of this Agreement. The terms and conditions of this Agreement and all representations, covenants and warranties made by BUYER shall survive the date of Closing and shall continue so long as the BUYER, his successors or assigns retain any interest in a BURGER KING(R) Restaurant franchise.

         28.      LIQUIDATED DAMAGES

                  In the event that the BUYER withdraws from this Agreement, other than as a result or on account of breach by BKC of any of its warranties, representations, or covenants made in this Agreement, the non-refundable earnest money deposit made by the BUYER, if any, shall be considered as liquidated damages paid to BKC. BKC shall accept this sum in full payment of all claims against the BUYER and the parties shall have no further obligation to one another. In this event, all of the terms and conditions set forth in this Agreement shall be considered void and of no further force and effect between the parties.

         29.      COOPERATION

                  BUYER agrees to cooperate with BKC in defending or settling any claim or action arising out of BKC's ownership or operation of the Assets or other property that is the subject of this Agreement at no cost or expense to BUYER. BKC and BUYER shall each use its best efforts to take all actions required of it to fulfill its obligations under the terms of this Agreement and to facilitate the transition and consummation of the transactions contemplated hereby, including, without limitation, BKC's providing a compatible format for payroll data that will allow BUYER's payroll provider to merge payroll data for the persons employed at the Premises into the provider's master files.

         30.      GOVERNING LAW, FORUM

                  a. This Agreement shall become valid when executed and accepted by BKC. The parties agree that it shall be deemed made and entered into in the State of Florida and shall be governed and construed under and in accordance with the laws of the State of Florida.

                  b. BUYER and BKC acknowledge and agree that the U.S. District Court for the Southern District of Florida, or if such court lacks jurisdiction, the 11th Judicial Circuit (or its successor) in and for Dade County Florida, shall be the venue and exclusive proper forum in which to adjudicate any case or controversy arising either, directly or indirectly, under or in connection with this Agreement and the parties further agree that, in the event of litigation arising out of or in connection with this Agreement in these courts, they will not contest or challenge the jurisdiction or venue of these courts.

                  This Agreement is hereby executed by the parties effective on the date indicated on the first page of this Agreement.


                                        BURGER KING CORPORATION


                                        By: /S/ Eugene Feola
                                                         Vice President

                                        Attest  [SPELLING IN SIGNATURE]
                                                          Assistant Secretary


WITNESSES:                             BUYER: NATIONAL RESTAURANT
                                              ENTERPRISES, INC.
   [SPELLINIG IN SIGNATURE]
                                        By:  [SPELLING IN SIGNATURE]
                                        Title: President/Managing Owner
   [SPELLING IN SIGNATURE]

                                        Attest:  [SPELLING IN SIGNATURE]
                                        Title:  Secretary

                                    RIDER A

                      POS PURCHASE AND LICENSE AGREEMENT


                 Agreement dated this 1st day of September, 1994, by and between BURGER KING CORPORATION, a Florida corporation with its principal offices located at 17777 Old Cutler Road, Miami, Florida 33157 (the "COMPANY") and NATIONAL RESTAURANT ENTERPRISES, INC., a corporation with its principal offices located at the address specified opposite its signature below (the "BUYER"), for the purchase and license by BUYER of products under the terms and conditions contained in this Agreement.

             1.  BACKGROUND.

                 The COMPANY and the BUYER are the parties to a August 31, 1994 Purchase and Sale Agreement (the "P&S") whereby the BUYER has agreed to purchase certain Assets and execute franchise agreements (the "Franchise Agreements") and lease/sublease agreements (the "Leases"), all in connection with the BUYER's acquisition of Burger King (R) Restaurants #106, #128, #147, #189, #207, #209, #213, #240, #244, #267, #305, #381, #540, #720, #1047,
#1099, #1103, #1116, #1118, #1143, #1170, #1176, #1216, #1217, #1249, #1254,
#1334, #1345, #1355, #1397, #1413, #1470, #1500, #1645, #1660, #1786, #1819,
#1825, #1866, #2016, #2120, #2130, #2196, #2672, #2727, #3021, #3273, #3507,
#3695, #3821, #4136, #4205, #4293, #4462, #4584, #4594, #4730, #5157, #5194,
#5330, #5735, #5983, #5984, #5986, #6185, #7045, #7403, #7545 (the
"Restaurants"). This Agreement is being executed by the COMPANY and the BUYER in connection with the transfer of certain POS equipment (the "Equipment") and the license of certain related software (the "Company Programs"), all of which is to be used in connection with the operation of the Restaurants (collectively, the "Company Products"). Accordingly, the COMPANY agrees to sell and/or license to BUYER, and BUYER agrees to purchase and or license, the products described below, subject to the terms and conditions contained in this Agreement.
             2.  TERM.

                 The term of this Agreement shall commence on the date specified above (the "Effective Date") and, unless renewed or sooner terminated in accordance with Section 16 hereof, shall continue until such time as the Franchise Agreements whereby the BUYER operates the Restaurants (or any successor agreement) have expired.

             3.  PURCHASE AND SALE OBLIGATIONS.

     Subject to the terms and conditions of this Agreement, BUYER agrees to purchase and/or license, and the COMPANY agrees to sell and/or license, the Company Products specified on Schedule 1 (Equipment) and Schedule 2 (Company Programs) to this Agreement.

             4.      PRICE.

     The purchase price for the Company Products is included in the purchase price paid pursuant to the P&S and there shall be no additional charge.

             5.      TAXES.

     BUYER shall be responsible for the payment of all federal, state and local taxes, levies and assessments, and BUYER shall be responsible for the payment of all such taxes, levies and/or assessments imposed on Company Products purchased and/or licensed by BUYER hereunder, excluding taxes based upon the COMPANY's possession thereof prior to originally scheduled delivery and taxes on the COMPANY's net income from the transaction. BUYER shall be responsible for providing in a timely manner all documentation, in the nature of exemption certificates or otherwise, necessary to allow the COMPANY to refrain from collections, such as sales tax, which it would otherwise be obligated to make.

             6.      LEASED EQUIPMENT

     a. The Equipment listed on Schedule 1 is leased by the COMPANY pursuant to a November 3, 1980 Master Lease, as amended, (the "Equipment Lease") with Comdisco Inc. The COMPANY agrees that it shall exercise one of its purchase options under the Equipment Lease and deliver title to the Equipment free and clear of all claims, liabilities, liens and obligations on or before March 31, 1995 (the "Delivery Date"), without additional charge to the BUYER.

     b. Between the date of Closing under the P&S and the Delivery Date (the "License Period"), the BUYER shall have a license to use the Equipment without additional charge. Title to the Equipment shall remain with the COMPANY during the License Period, and the BUYER shall not encumber, assign or sublicense its rights hereunder nor remove the Equipment from the Premises at which it is currently located. BUYER shall not alter nor modify the Equipment and shall operate and use the Leased Equipment with due care. During the License Period, the risk of loss shall be borne by the BUYER, and the BUYER shall maintain at its own expense casualty insurance covering the full replacement value of the Equipment. During the License Period only, the COMPANY shall provide the BUYER with ordinary maintenance services in the form of a maintenance contract with the manufacturer or such other party as the COMPANY may in its sole discretion select, and the BUYER shall pay a pro rata share of the charges billed to the COMPANY by such manufacturer or other party, as detailed on Schedule 1a attached hereto and made a part hereof.

     c. In the event that the BUYER defaults on any of its obligations under the Franchise Agreements or the Leases, this license shall terminate immediately without notice from the COMPANY, and the BUYER's rights to a transfer of title to the Equipment from the COMPANY shall terminate immediately without notice from the COMPANY.

     7. TITLE.

     Title to the Company Products (except in the case of title for Company Programs licensed pursuant to Section 13 hereof) shall pass to BUYER on the Delivery Date.

     8. SHIPMENT AND DELIVERY.

     (a) Delivery Location. The COMPANY shall deliver all Company Products to BUYER at the Restaurants.

     9. ACCEPTANCE. The Company Products delivered under this agreement shall be deemed accepted to the BUYER on the date of Closing under the P&S.

     10. DISCLAIMER OF WARRANTY. THE COMPANY PRODUCTS ARE BEING SOLD AND LICENSED "AS IS" AND WITHOUT WARRANTY OF ANY KIND, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN. COMPANY DISCLAIMS ALL WARRANTIES, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. COMPANY'S LIABILITY FOR DAMAGES TO BUYER FOR ANY CAUSE WHATSOEVER, REGARDLESS OF THE FORM OF ANY CLAIM OR ACTION, SHALL NOT EXCEED THE TOTAL PURCHASE PRICE PAID BY COMPANY FOR THE COMPANY PRODUCTS. COMPANY SHALL IN NO EVENT BE LIABLE FOR ANY DAMAGES RESULTING FROM LOSS OF DATA, PROFITS OR USE OF EQUIPMENT, OR FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OF OUT OF OR IN CONNECTION WITH THE USE OR PERFORMANCE OF THE COMPANY PRODUCTS.

     11. DOCUMENTATION.

     The COMPANY agrees to provide BUYER with such product literature, operations and maintenance manuals, other information as is mutually agreed, to enable BUYER to properly maintain the Company Products, provided that in no event shall the source code or source listings of Company Programs be required to be disclosed or provided by the COMPANY to BUYER pursuant to this Section 11 or otherwise.

     12. PROPRIETARY INFORMATION.

     No proprietary information disclosed by either party to the other in connection with this Agreement shall be disclosed to any person or entity other than the recipient party's employees and contractors directly involved with the recipient party's use of such information who are bound by written agreement to protect the confidentiality of such information, and such information shall otherwise be protected by the recipient party from disclosure to others with the same degree of care accorded to its own proprietary information. All information disclosed by the COMPANY shall be deemed proprietary. To be subject to this provision, information delivered by the BUYER must be delivered in writing and designated as proprietary or, if initially delivered orally, must be confirmed in writing as proprietary within 30 days after the oral disclosure, provided that the contents of the Company Programs shall be deemed to constitute proprietary information. Information will not be subject to this provision if it is or becomes a matter of public knowledge without the fault of the recipient party, if it was a matter of written record, in the recipient party's files prior to disclosure to it by the other party, or if it was or is received by the recipient party from a third person under circumstances permitting its unrestricted disclosure by the recipient party. Upon termination of this Agreement, each party shall promptly deliver to the other all proprietary information of the other party in the possession or control of such party and all copies thereof.

     13. SOFTWARE.

     (a) Title. Notwithstanding the references in this Agreement to the purchase of Company Products by BUYER, the parties intend and agree that the Company Programs necessary for the operation of the Company Products are being licensed or sublicensed by the COMPANY to BUYER on a non-exclusive basis, and are not being sold by the COMPANY or purchased by BUYER. The COMPANY shall retain title to the Company Programs.

     (b) Limited Use License. The COMPANY hereby grants to BUYER a nonexclusive, nontransferable, royalty-free license or sublicense to use the Company Programs, in object code only, for internal purposes only in connection with the operation of the Restaurants. BUYER shall not have the right to disassemble, decompile or otherwise reverse engineer Company Programs. The foregoing license shall terminate upon the termination or expiration of this Agreement. BUYER may not assign, sublicense, or encumber the Company Programs or BUYER's rights hereunder.

     (c) Other Software. BUYER acknowledges that the COMPANY does not own the additional software listed on Schedule 3 hereto and that no rights therein are being transferred pursuant to this Agreement.

     14. INDEMNITIES

     (a) By the COMPANY. Except as provided below, the COMPANY shall defend and indemnify BUYER from and against any damages, liabilities, costs and expenses (including reasonable attorneys' fees and court costs) arising out of any claim that the Company Products purchased and/or licensed hereunder infringe a valid United States patent or copyright or infringe a trade secret of a third party, provided that (i) BUYER shall have promptly provided the COMPANY written notice thereof and reasonable cooperation, information, and assistance in connection therewith, and (ii) the COMPANY shall have sole control and authority with respect to the defense, settlement, or compromise thereof. Should any Company Products delivered hereunder become or, in the COMPANY's opinion, be likely to become the subject of such a claim, the COMPANY may, at its option, either procure the BUYER the right to continue using such Company Products, or replace or modify such Company Products so that they become non-infringing.

     The COMPANY shall have no liability or obligation to BUYER hereunder with respect to any patent, copyright or trade secret infringement or claim thereof based upon (i) compliance with designs, plans or specifications of BUYER, (ii) use of the Company Products by BUYER in combination with devices or products not purchased and/or licensed hereunder where the Company Products would not themselves be infringing, (iii) use of the Company Products by BUYER in an application or environment for which such Company Products were not designed or contemplated, (iv) modifications of the Company Products by BUYER, or (v) any claims of infringement of a patent, copyright or trade secret in which BUYER or any affiliate or customer of BUYER has an interest or license. The COMPANY's liability hereunder shall not exceed the purchase and/or license price paid by COMPANY for the Company Products found to be infringing. The foregoing states the entire liability of the COMPANY with respect to infringement of patents, copyrights and trade secrets by the Company Products or any part thereof or by their operation.

     (b) By BUYER. Except as provided below, BUYER shall defend and indemnify the COMPANY from and against any damages. liabilities, costs and expenses (including reasonable attorneys' fees and court costs) incurred by the COMPANY as a result of or arising from BUYER's activities under this Agreement, including, without limitation, product liability, customer warranty and service claims, provided that (i) the COMPANY shall have promptly provided BUYER written notice thereof and reasonable cooperation, information and assistance in connection therewith, and (ii) BUYER shall have sole control and authority with respect to the defense, settlement or compromise thereof.

     15. PRODUCT TRADEMARKS AND COPYRIGHTS

     (a) Trademark Usage. BUYER agrees that the Company Products purchased hereunder shall not be resold or leased by BUYER under any COMPANY trademark, trade name or logo.

     (b) Notices. BUYER shall not alter or remove any copyright, trade secret, proprietary and/or other legal notices contained on or in copies of Company Products. The existence of any such copyright notice shall not be construed as an admission, or be deemed to create a presumption, that any publication of such Company Products has occurred.

     16. DEFAULT AND TERMINATION.

     (a) Events of Default. The following shall constitute an "Event of Default" by BUYER under this Agreement:

          (i) If BUYER assigns this Agreement or any of BUYER's rights or obligations hereunder (the word "assign" to include, without limiting the generality thereof, a transfer of a majority interest in BUYER) without the prior written consent of COMPANY; or

          (ii) If BUYER shall neglect or fail to perform or observe any of its obligations to the COMPANY under this Agreement, the Franchise Agreements, the Leases, the P&S or any purchase money note delivered in connection with the P&S; or

          (iii) If there is (w) a dissolution, termination of existence, liquidation, insolvency or business failure of the BUYER, or the appointment of a custodian or receiver of any part of the BUYER's property; (x) a composition or an assignment or trust mortgage for the benefit of creditors by the BUYER; or (y) the commencement by or against the BUYER of any proceeding under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally.

It shall constitute an "Event of Default" by the COMPANY under this Agreement if the COMPANY shall neglect or fail to perform or observe any of its obligations to BUYER hereunder and such failure is not cured within 30 days after receipt of written notice thereof from BUYER.

     (b) Termination. Upon the occurrence of an Event of Default by the BUYER, this Agreement, including the software license set forth in Paragraph 13, shall automatically terminate without notice from the COMPANY and, if still in effect, the license of the Leased Equipment pursuant to paragraph 6 above shall also terminate.

             17.     GENERAL PROVISIONS.

     (a) Waiver. The waiver by either party of a breach or a default of any provision of this Agreement by the other party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of either party to exercise or avail itself of any right, power or privilege that it has, or may have hereunder, operate as a waiver of any right, power or privilege by such party.

     (b) No Agency. Nothing contained in this Agreement shall be deemed to constitute either party as the agent or representative of the other party, or both parties as joint venturers or partners for any purpose. Neither party shall be responsible for the acts or omissions of the other party, and neither party will have authority to speak for, represent or obligate the other party in any way without prior written authority from the other party.

     (c) Survival of Obligations. All obligations of either party, including obligations under Paragraph 14 hereof, which, by their nature, require performance after the expiration or termination of this agreement, shall survive the expiration or termination of this Agreement and continue to be enforceable.

     (d) Severability. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular provisions held to be unenforceable.

     (e) Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. The Paries acknowledge and agree that the United States District Court for the Souther District of Florida, or if such court lacks jurisdiction, the 11th Judicial Court (or its successor) in and for Dade County, Florida shall be the venue and exclusive proper forum in which to adjudicate any case or controversy arising, either directly or indirectly, under or in connection with this Agreement, related documentation, or any other agreement between the BUYER and the COMPANY, and the parties further agree that, in the event of litigation arising out of or in connection with this Agreement, the related documentation or any other agreement between the BUYER and the COMPANY in these courts, they will not contest or challenge the jurisdiction or venue of these courts.

     (f) Notices. Any notice or communication from one party to the other shall be in writing and either personally delivered or sent via certified mail, postage prepaid and return receipt requested addressed, to such other party at the address of such party specified in this Agreement or such other address as either party may from time to time designate by notice hereunder.

     (g) Entire Agreement. This Agreement constitutes the entire agreement between the parties. No waiver, consent modification or change of terms of this Agreement shall bind either party unless in writing signed by both parties, and then such waiver, consent, modification or change shall be effective only in the specific instance and for the specific purpose given. There are no understandings, agreements, representations or warranties, expressed or implied, not specified herein regarding this Agreement or the Company Products purchased and/or licensed hereunder. Only the terms and conditions contained in this Agreement shall govern the transactions contemplated hereunder, notwithstanding any additional, different or conflicting terms which may be contained in any Order or other document provided by one party to the other. Failure of the COMPANY to object to provisions contained in any Order or other document provided by BUYER shall not be construed as a waiver of the terms and conditions of this Agreement nor an acceptance of any such provision. Retention by BUYER of Company Products delivered hereunder shall be conclusively deemed to be a confirmation of the terms and conditions hereof.

     (h) Headings. Captions and headings contained in this Agreement have been included for ease of reference and convenience and shall not be considered in interpreting or construing this Agreement.

     IN WITNESS WHEREOF, this Agreement has been duly executed as a sealed instrument as of the date specified above.

                                  BURGER KING CORPORATION


                                  By:
                                                Vice President

                                  Attest
                                                Assistant Secretary

WITNESSES                         BUYER: NATIONAL RESTAURANT
                                         ENTERPRISES, INC.

   [SPELLING IN SIGNATURE]
                                   By: [SPELLING IN SIGNATURE]
                                   Title: Managing Owner

   [SPELLING IN SIGNATURE]
                                   Attest  [SPELLING IN SIGNATURE]
                                   Title: Secretary
                                   Address:



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